Prospect Capital Provides Mezzanine Debt Financing to Diamondback

NEW YORK, NY -- 08/29/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided growth and recapitalization financing of approximately $9.2 million to Diamondback Operating, LP ("Diamondback"), an oil and gas production company based in Tulsa, Oklahoma.

Diamondback is a subsidiary of Patrick Petroleum, LLC, an oil and gas development and production company founded in 1998. Mark Patrick and U.E. "Pat" Patrick, the principals of Diamondback, have built an extensive track record managing coalbed methane and other oil and gas projects in the Cherokee Basin, Arkoma Basin, and elsewhere. Pat Patrick was previously the CEO of Patrick Petroleum Company, a NYSE company with over 300 employees and eight division offices. Patrick Petroleum Company was sold to Goodrich Petroleum Company in 1995. Diamondback has assembled an approximately 40,000 acre position in the Rock Springs project in Edwards and Real counties in the Kerr Basin of Southwest Texas. Diamondback produces gas in the Wolfcamp coalbed methane seams as well in the Canyon Sands in the Rock Springs project.

Diamondback is utilizing Prospect's financing for development drilling and repayment of existing liabilities. Prospect's investment is in the form of a senior secured debt instrument. Prospect has received a net profit interest in Diamondback as part of its investment.

"We are excited to have Prospect as a financing partner, and look forward to growing value in the Rock Springs project," said Mark Patrick, President of Diamondback.

"The Diamondback team has decades of experience in the oil and gas industry, with that track record being a significant reason for our enthusiasm for working with the Patricks," said Mark Hull, an investment professional with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577